Exhibit 10.2

Amended as of March 24, 2010

SOLO CUP COMPANY

MANAGEMENT LONG-TERM INCENTIVE PLAN

ARTICLE I

PURPOSE AND EFFECTIVE DATE

1.1 Purpose of LTIP. Solo Cup Company, a Delaware corporation (the “Company”) hereby establishes the Solo Cup Company Long-Term Incentive Plan (the “LTIP”). The purpose of the LTIP is to provide long-term incentives to selected key management employees of the Company and its Affiliates.

1.2 Effective Date. The LTIP shall be effective as of October 1, 2007, the date on which it was adopted and approved by the Board of Directors of the Company.

ARTICLE II

DEFINITIONS

2.1 Whenever used herein, the following terms shall have the respective meanings set forth below:

“Affiliate” means an entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with the Company, provided however, that this shall not include any Vestar Entities.

“Award” means an award granted to a Participant hereunder.

“Board” means the Board of Directors of the Company.

“Cause” has the meaning assigned to such term in any employment, change in control or severance agreement between a Participant and the Company or any of its Subsidiaries or Affiliates or, if there is no such agreement or if such term is not defined therein, “Cause” means (i) the Participant’s willful misconduct with regard to the Company or its Affiliates; (ii) the Participant is indicted for, convicted of, or pleads nolo contendere to, a felony, a misdemeanor involving moral turpitude or an intentional crime involving material dishonesty other than, in any case, vicarious liability; (iii) the Participant’s conduct involving the use of illegal drugs; or (iv) the Participant’s failure to attempt in good faith to follow a lawful directive of his or her supervisor within 10 days after written notice of such failure, which failure continues more than 10 days after written demand for substantial performance is delivered to the Participant by the Company (to the extent that, in the reasonable judgment of the Board, such breach can be cured by the Participant).

“Change in Control” has the meaning set forth in Treasury Regulation Section 409A – 3(i)(5) and is intended to cover the circumstance in which the Vestar Entities no longer control the board or any sale, transfer, lease, assignment, conveyance, exchange, mortgage or other disposition of all or substantially all of the assets, property or business of Solo Cup Investment Corporation and its Subsidiaries.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board.

“Company” has the meaning assigned to such term in Section 1.1.

“Disability” means a permanent and total disability within the meaning of Section 22(e)(3) of the Code.

“Effective Date” has the meaning assigned to such term in Section 1.2.

“Equity Value of Solo” means the Fair Market Value of Solo Cup Investment Corporation as defined in the Stockholders’ Agreement (as determined by the Board).

“Grant Date” has the meaning assigned to such term in Section 5.1.

“Holdings LLC” means SCC Holding Company LLC and its successors.

“Illiquid Securities” has the meaning assigned to such term in Section 5.3(d).

“Liquidity Event” means any sale, redemption, transfer or other disposition by Vestar for cash or Marketable Securities, of all or a portion of its equity interest in Solo Cup Investment Corporation.

“LTIP” has the meaning assigned to such term in Section 1.1.

“LTIP Award Pool” means the amount available for payment of Awards, as determined by the Board in accordance with the LTIP.

“LTIP Termination Date” means the seventh anniversary of the Effective Date.

A “Marketable Security” means a security that regularly trades in, on or through the facilities of securities exchanges and/or inter-dealer quotation systems in the United States (within the meaning of Section 902(n) of the Securities Act) or any designated offshore securities market (within the meaning of Rule 902(a) of the Securities Act).

“Partial Liquidity Event” has the meaning assigned to such term in Section 5.3(b).

“Participant” has the meaning assigned to such term in Section 4.2, provided that such term shall also include any Terminated Participant.

“Securities Act” means the Securities Act of 1933, as amended.

“Stockholders’ Agreement” means the Stockholders’ Agreement dated as of February 27, 2004, among Vestar Capital Partners IV, L.P., Vestar Cup Investment, LLC, Vestar Cup Investment II, LLC, SCC Holding Company LLC, Solo Cup Company, Solo Cup Investment Corporation and the Management Investors who are party thereto, as such agreement is amended from time to time.

“Subsidiary” means any corporation, partnership, association or other business entity of which 50% or more of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof, or 50% or more of the equity interest therein, is at the time owned or controlled, directly or indirectly, by Solo Cup Investment Corporation or the Company.

“Terminated Participant” has the meaning assigned to such term in Section 5.2(c).

“Vestar Entities” means, collectively, Vestar Capital Partners IV, L.P., Vestar Cup Investment, LLC and Vestar Cup Investment II, LLC.

ARTICLE III

ADMINISTRATION

3.1 General. The LTIP shall be administered by the Committee. The Committee shall have full responsibility and authority to administer and interpret the LTIP and to determine, following consultation with the Company’s Chief Executive Officer, which employees of the Company shall be designated as Participants. Any decision made or action taken by the Committee arising out of or in connection with the LTIP shall be within its absolute discretion and shall be conclusive and binding upon all parties, including the Company, Participants and their respective successors and assigns. The Committee may enact such rules and regulations for the administration of the LTIP as are necessary or appropriate under the circumstances. The Committee shall act in accordance with the procedures set forth in the Compensation Committee Charter, as in effect from time to time.

ARTICLE IV

PARTICIPATION AND ELIGIBILITY

4.1 Eligibility. Individuals who are employees of the Company or its Affiliates, are designated as key employees by the Company’s Chief Executive Officer and who are recommended to the Committee by the Company’s Chief Executive Officer to be Participants shall be eligible to be designated a Participant by the Committee.

4.2 Participants. Each eligible employee who has received written notification from the Committee of his or her participation in the LTIP shall be deemed a “Participant” hereunder.

ARTICLE V

AWARDS OF INCENTIVE COMPENSATION

5.1 Grant of Awards. The Committee shall determine the terms and conditions of each Award granted hereunder, which terms and conditions shall not be inconsistent with the LTIP. The Committee, following consultation with the Company’s Chief Executive Officer, shall determine the percentage of the LTIP Award Pool to be awarded to each Participant. Each Award shall be evidenced by a written notice and shall be deemed granted on the date on which the Committee resolves to grant such Award (the “Grant Date”).

5.2 Continued Employment.

(a) General. Except as provided herein, a Participant must be employed by the Company and its Affiliates or Subsidiaries as of a Liquidity Event or the LTIP Termination Date, as applicable, in order to vest and receive payment of such Participant’s Award.

(b) Termination For Cause or Voluntary Resignation. In the event that a Participant’s employment with the Company or its Affiliates is terminated by the employer for Cause or the Participant voluntarily terminates employment prior to a Liquidity Event or, if no Liquidity Event occurs, prior to the LTIP Termination Date, such Participant’s Award shall be immediately forfeited, the Participant shall have no further rights thereunder and such individual shall no longer be a Participant in the LTIP. Notwithstanding the foregoing, in the event that a Participant’s employment with the Company or its Affiliates is terminated after a Partial Liquidity Event has occurred, (i) if the termination was by the employer for Cause, such Participant’s Award shall be immediately forfeited, the Participant shall have no further rights thereunder (including for any payment relating to an earlier Partial Liquidity Event) and such individual shall no longer be a Participant in the LTIP; and (ii) if the termination was a result of the Participant’s voluntary termination, then the Participant’s Award relating to the earlier Partial Liquidity Event shall be paid in accordance with Section 5.4(b)(ii) and the Participant shall have no further rights to payments of any kind under the LTIP.

(c) Vesting Upon Certain Terminations of Employment. If during the term of the LTIP a Participant’s employment with the Company or its Affiliates is terminated (i) by the employer without Cause or (ii) as a result of the Participant’s death or Disability, such Participant’s Award shall be vested as set forth below. Any portion of an award held by a Participant whose employment is terminated that does not become vested pursuant to this Section 5.2(c) shall be immediately forfeited. A Participant whose Award becomes vested in full or in part upon termination of employment shall be referred to herein as a “Terminated Participant” and shall continue to be a Participant in the LTIP as set forth herein.

Termination prior to first anniversary of Grant Date	0%
Termination on or after first anniversary of Grant Date and prior to second anniversary of Grant Date	20%
Termination on or after second anniversary of Grant Date and prior to third anniversary of Grant Date	40%
Termination on or after third anniversary of Grant Date and prior to fourth anniversary of Grant Date	60%
Termination on or after fourth anniversary of Grant Date and prior to fifth anniversary of Grant Date	80%
Termination on or after fifth anniversary of Grant Date	100%

Unless otherwise determined by the Committee at the time of Grant, the above vesting schedule shall apply equally to all Terminated Participants, including a Terminated Participant who first became a Participant in any year after the year in which the Effective Date occurred.

5.3 Determination of LTIP Award Pool.

(a) General. Subject to Section 5.3(b), the LTIP Award Pool with respect to any Liquidity Event shall be calculated as of consummation of the transaction constituting such Liquidity Event as the sum of A, B and C, where: (i) A equals 2.5% of the first $240 million of Equity Value of Solo; (ii) B equals 7.5% of the next $240 million of Equity Value of Solo; and (iii) C equals 15.0% of Equity Value of Solo in excess of $480 million.

For example: With respect to a Liquidity Event resulting in the calculation of an Equity Value of $750 million, the LTIP Award Pool would be equal to $64.5 million, calculated as (i) 2.5% of the first $240 million (or $6 million); plus (ii) 7.5% of the next $240 million (or $18 million); plus (iii) 15% of the Equity Value of Solo in excess of $480 million (or $40.5 million).

(b) Partial Liquidity Event. In the event that a Liquidity Event occurs which involves the sale or other disposition of less than 100% of the Vestar Entities’ collective equity interest in the Company (a “Partial Liquidity Event”), the Board shall determine the Equity Value of Solo as of the consummation of the transaction constituting such Partial Liquidity Event, taking into account such factors as the Board shall determine in good faith. The LTIP Award Pool resulting from such Partial Liquidity Event shall be calculated by (1) multiplying such Equity Value by a ratio corresponding to the percentage of aggregate equity interests held by the Vestar Entities which was disposed of in the transaction constituting such Partial Liquidity Event and (2) applying the formula set forth in Section 5.3(a) to such reduced Equity Value. Each Participant and Terminated Participant’s Award percentage shall be applied to such adjusted LTIP Award Pool and such Awards shall be paid to Participants and Terminated Participants in accordance with Section 5.4.

In the event that there are a series of Partial Liquidity Events, the LTIP Award Pool in respect of each such event will be calculated as of consummation of the transaction constituting such event as described above; provided, however, that each resulting LTIP Award Pool shall take into account the value received in respect of any prior Partial Liquidity Event(s) in order to reflect the intent of the formula set forth in Section 5.3(a) and also in order to avoid the duplication of benefits.

For example: Assume that a series of 25% Partial Liquidity Events occur and assume further that the Fair Market Value of the Company at consummation of each event is a constant $1 billion. The Fair Market Value available for the LTIP Award Pool after each Partial Liquidity Event is equal to $250 million (25% times $1 billion), calculated by applying the ratio described in the first paragraph of this Section 5.3(b). After the first Partial Liquidity Event, the LTIP Award Pool would be equal to $6.8 million (2.5% of the first $240 million (6.0 million) plus 7.5% of the remaining $10 million (.8 million) = $6.8 million). After the second Partial Liquidity Event, the LTIP Award Pool would be equal to $20.3 million (7.5% of $230 million (17.3 million) plus 15% of the remaining $20 million (3.0 million) = 20.3 million). After the third Partial Liquidity Event, the LTIP Award Pool would be equal to $37.5 million (15% of $250 million = $37.5 million). After the fourth and final Partial Liquidity Event, the LTIP Award Pool would be equal to $37.5 million (15% of $250 million = $37.5 million).

(c) LTIP Termination Date. In the event that no Liquidity Event has occurred prior to the LTIP Termination Date, notwithstanding any other provisions of the LTIP or any Award Agreement to the contrary, an Award held by a Participant who continues to be employed by the Company and its Subsidiaries as of the LTIP Termination Date shall be determined as follows: the Company shall determine the Equity Value of Solo as of the LTIP Termination Date; provided that, in such event, LTIP Award Pool shall be calculated as the sum of A, B and C, where: (i) A equals 1.25% of the first $240 million of Equity Value of Solo; (ii) B equals 3.75% of the next $240 million of Equity Value of Solo; and (iii) C equals 7.5% of Equity Value of Solo in excess of $480 million. Payment of Awards determined pursuant to this Section 5.3(c) shall be made to Participants and Terminated Participants in accordance with Section 5.4.

(d) Receipt of Illiquid Securities. In the event that during the term of the LTIP the Vestar Entities sell, redeem, transfer or otherwise dispose of equity interests in the Company or its Affiliates and receive property that does not constitute Marketable Securities as consideration for any portion of such equity interests (such securities, “Illiquid Securities”), (i) the LTIP Award Pool shall be calculated in accordance with Section 5.3(a) or 5.3(b), as applicable, (ii) that percentage of the LTIP Award Pool corresponding to the percentage of the consideration received by the Vestar Entities in such transaction which constitute Illiquid Securities shall be credited to Company bookkeeping accounts in the name of each Participant and Terminated Participant and (iii) the remaining percentage of the LTIP Award Pool shall be paid to Participants and Terminated Participants in accordance with

Section 5.4. Bookkeeping accounts established pursuant to this Section 5.3(d) shall be credited with interest at a rate equal to that of the 10-year Treasury Note as in effect as of the last day of the previous calendar quarter plus 2 percentage points, compounded quarterly, until such time as the Vestar Entities sell or otherwise dispose of such Illiquid Securities and receive cash or Marketable Securities in consideration of such sale or other disposition, at which time such amounts shall be paid to Participants and Terminated Participants in accordance with Section 5.4.

Notwithstanding anything to the contrary in the LTIP or otherwise, for purposes of determining the amount to be credited to Company bookkeeping accounts under this Section 5.3(d), the Equity Value of Solo shall be determined by the Board in good faith and, in connection therewith, the final determination of such value shall be made by the independent directors. Nothing contained herein shall bar the Company from engaging a nationally recognized investment bank experienced in the valuation of securities that is independent of the Company and its Affiliates (whose fees and expenses shall be paid by the Company) to perform the valuation contemplated by this Section 5.3(d), and any determination by such investment bank shall be final, conclusive and binding. If required by any such investment bank, the Company shall execute a retainer and engagement letter containing reasonable and customary terms and conditions.

(e) Reallocation of Forfeited or Unallocated Awards. Awards or any portion thereof that are forfeited pursuant to the LTIP shall be eligible for reallocation among Participants (including Participants who are hired or promoted after the Effective Date) in the sole discretion of the Committee. In addition, any unallocated portion of the LTIP Award Pool (including any unallocated forfeited Awards) shall be allocated upon a Liquidity Event or Partial Liquidity Event among those Participants who are actively employed with the Company or its Affiliates as of such event on a pro rata basis or otherwise in the discretion of the Committee.

5.4 Payment of Awards.

(a) General. All Awards shall be paid by the Company in the same form of consideration and in the same ratio of cash and other property received by the Vestar Entities in connection with such Liquidity Event, provided that the Committee may in its sole and absolute discretion determine to pay a higher percentage of the Award in the form of cash; provided, further, that all Participants shall with respect to each payment event receive the same form of payment (whether cash or other property) and that the cash substituted for property shall be based on the fair market value of such other property as reasonably determined by the Committee. Subject to Sections 5.4(b) and (c), payment of Awards shall occur as soon as practicable after the occurrence of a Liquidity Event, Partial Liquidity Event or the LTIP Termination Date, as applicable, each of which shall constitute the vesting date with respect to the Award as set forth in Section 5.2(a).

(b) Delayed Payment in Certain Circumstances.

(i) Subject to clause (ii) below, payment of Awards held by Terminated Participants shall only be paid on the earlier to occur of (x) a Liquidity Event or Partial Liquidity Event that also constitutes a Change in Control or (y) the LTIP Termination Date.

(ii) Payment of Awards held by Participants which become payable in connection with a Partial Liquidity Event or Liquidity Event that does not constitute a Change in Control shall not become payable until the earlier to occur of (x) a Liquidity Event that also constitutes a Change in Control or (y) the LTIP Termination Date (and shall be paid upon the earlier to occur of such events in accordance with Section 409A of the Code). Amounts deferred pursuant to this Section 5.4(b)(ii) shall be credited to a Company bookkeeping account which shall be credited with interest at a rate equal to that of the 10-year Treasury Note as in effect as of the last day of the previous calendar quarter plus 2 percentage points, compounded quarterly. The portion of an Award credited to a bookkeeping account pursuant to this Section 5.4(b)(ii) shall be deemed satisfied as of the date the initial bookkeeping entry is made, as though cash payment had been made to the Participant as of such date, and shall following such date no longer be considered outstanding Awards for purposes of the LTIP.

(c) Terminated Participants.

(i) Subject to clause (ii) below, payment of Awards held by Terminated Participants shall only be paid on the earlier to occur of (x) a Liquidity Event that also constitutes a Change in Control or (y) the LTIP Termination Date.

(ii) Payment of Awards held by Terminated Participants which become payable in connection with a Partial Liquidity Event or Liquidity Event that does not constitute a Change in Control shall not become payable until the earlier to occur of (x) a Liquidity Event that also constitutes a Change in Control or (y) the LTIP Termination Date (and shall be paid upon the earlier to occur of such events in accordance with Section 409A of the Code). Amounts deferred pursuant to this Section 5.4(c)(ii) shall be credited to a Company bookkeeping account which shall be credited with interest at a rate equal to that of the 10-year Treasury Note as in effect as of the last day of the previous calendar quarter plus 2 percentage points, compounded quarterly. The portion of an Award credited to a bookkeeping account pursuant to this Section 5.4(c)(ii) shall be deemed satisfied as of the date the initial bookkeeping entry is made, as though cash payment had been made to the Terminated Participant as of such date, and shall following such date no longer be considered outstanding Awards for purposes of the LTIP.

ARTICLE VI

OBLIGATIONS OF THE COMPANY

6.1 Contractual Obligation. The sole obligation of the Company to any Participant in respect of any amounts which may become payable hereunder (including, without limitation, amounts credited to Participant Accounts) is a general, unsecured contractual obligation to make payments in accordance with the terms hereof.

6.2 Source of Payments. All amounts payable under the LTIP shall be paid by the Company and the Company shall be under no obligation to segregate any of its assets in respect of the benefits provided hereunder or to fund or otherwise secure its obligation to make such payments.

ARTICLE VII

PLAN TERM; PLAN AMENDMENT AND TERMINATION

7.1 Term of LTIP. Subject to Section 7.2, if a Liquidity Event has not earlier occurred, the LTIP shall automatically terminate upon the seventh anniversary of the Effective Date.

7.2 Effect of Amendment or Termination. The LTIP may be amended, suspended, restated or terminated, in whole or in part, as of any date specified in a resolution adopted by the Board; provided, however, that no such amendment, suspension, restatement or termination shall, without the consent of an affected Participant, adversely affect the rights of such Participant with respect to any Award which had been granted prior to the date thereof.

ARTICLE VIII

MISCELLANEOUS

8.1 Nontransferability. Awards granted under the LTIP may not be transferred, pledged or hypothecated in any manner other than by will or the laws of descent and distribution.

8.2 Withholding. The Company retains the right to make any provision it deems necessary or appropriate in its sole discretion for the reporting and withholding of any federal, state or local taxes or charges that may be required to be withheld with respect to any payments under the LTIP and shall be entitled to pay such withheld amounts to the appropriate taxing or governmental authorities.

8.3 Section 409A. The LTIP and Awards granted hereunder are intended to be interpreted and construed, and Awards are intended to be paid to Participants, in a manner that avoids Participants’ incurring additional tax and interest under Section 409A of the Code. Notwithstanding any provision of the LTIP to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, (i) the payment of Awards pursuant to this LTIP shall be deferred to the earliest date on which payment may be made in compliance with Section 409A of the Code and (ii) if at any time a Participant is a “specified employee”, within the meaning of Section 409A of the Code, the payment of Awards pursuant to this LTIP shall not be made on a date that is earlier that the first day of the seventh month following the Participant’s separation from service.

8.4 No Right to Employment. Nothing herein shall be construed as conferring upon any person any legal or contractual right to be employed by the Company or any Subsidiary or Affiliate thereof.

8.5 Governing Law. All questions pertaining to the construction, regulation, validity and effect of the provisions of the LTIP shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

8.6 Validity. In the event any provision of this LTIP is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this LTIP.